Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2011 relating to the consolidated financial statements and financial statement schedules of Healthcare Trust of America, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for acquisition costs in business combinations), appearing in the Annual Report on Form 10-K of Healthcare Trust of America, Inc. and subsidiaries, for the year ended December 31, 2010.
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2011 relating to the statement of revenues and certain expenses of Columbia Medical Office Portfolio (which report expresses an unqualified opinion and includes an explanatory paragraph referring of the purpose of the statement), appearing in the Current Report on Form 8-K/A of Healthcare Trust of America, Inc. and subsidiaries, dated March 15, 2011.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
April 12, 2011